Exhibit 99.1

Non-binding English Translation of Power of Attorney

THE TEXT OF THIS DOCUMENT IN ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATION PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THE DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN RUSSIAN LANGUAGE SHALL PREVAIL.

POWER OF ATTORNEY NO. 185-12
City of Moscow, thirtieth of May, twenty twelve

     Open Joint Stock Company “Federal Grid Company of the Unified Energy System” (hereinafter referred to as FGC UES, JSC), incorporated in pursuance to resolution No. 42-r of OJSC “RAO UES of Russia” dated June 18th, 2002, OGRN 1024701893336, INN 4716016979, located at: 5A Akademika Chelomeya Street, Moscow, Russia, 117630 represented by the Chairman of the Management Board of FGC UES, JSC Oleg Mikhailovich Budargin (born in 1960, passport: 04 05 010101, subdivision code 242-044 issued by the Administration of Internal Affairs in Norilsk, the Krasnoyarsk Territory, on December 8th, 2005), acting under the Articles of Association of FGC UES, JSC, has hereby empowered:

     First Deputy Chairman of the Management Board of FGC UES, JSC Andrey Valentinovich Kazachenkov (born April 24th, 1980, passport: 40 02 695911 issued July 9th, 2002, by the 64th Police Department of the Kirovsky District, St. Petersburg, sub-division code 782-064, registered at: 26 Konstantinovsky Prospect, Apartment 53, St. Petersburg, Russia) to act on behalf of FGC UES, JSC within his competence in making the following actions:

     1. To make (including: revisions, additions, terminations and extensions), without a limit as to the amount, any transactions, including contracts, including (but not limited to):

-	commercial secret information transfer and protection agreement;

-	agreements on the purchase and sale of promissory notes, promissory notes exchange agreements, the bill obligations novation agreement and an agreement on debt redemption with promissory notes;

-	safety deposit box rental contract;

-	the bank account agreements;

-	the custody agreements, including: appendices and agreements to them.

     2. To approve and sign documents executed during transactions made by FGC UES, JSC according to the procedure adopted by FGC UES, JSC, including (but not limited to) certificates of delivery and the acceptance of performed work (rendered services), property, invoices and VAT invoices;

     3. To represent FGC UES, JSC in all commercial and non-commercial organizations, individuals (including individual entrepreneurs), in all public authorities (including: the Federal Anti-monopoly Service, the Federal Service for Financial Markets and the Federal Agency for State Property Management), prosecutorial agencies of the Russian Federation, local self-government bodies of the Russian Federation and in relationship with foreign individuals and legal entities and to undertake the following actions (the list is not exhaustive):

-	to call upon bank guarantees on behalf of FGC UES, JSC;

-	to file, obtain, claim and sign on behalf of FGC UES, JSC all required documents (statements, notices, motions, certificates, State registration certificates and other instruments) for:

-	State registration of affiliates of FGC UES, JSC;

-	State registration of amendments and supplements to the Articles of Association of FGC UES, JSC and the State registration of Articles of Association of FGC UES, JSC as amended;

-	the receipt of licenses for the economic activities of FGC UES, JSC, including licenses for communication activities;

-	the receipt of a permit to take part in bids and with regard to the circulation of FGC UES, JSC securities on organized markets (stock exchanges);

-	undertaking any operations with the share register of FGC UES, JSC;

-	disclosure by FGC UES, JSC of the information on the securities market provided for by laws of the Russian Federation;

-	execution of permits for FGC UES, JSC to use the radio spectrum.

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to file, obtain, claim and sign on behalf of FGC UES, JSC all required documents (the resolution authorizing the issue of securities, issue prospectuses, reports on the results of the issue of securities, notices, statements, motions, certificates and other instruments) for the registration of the issues of securities of FGC UES, JSC;

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to file, obtain, claim and sign on behalf of FGC UES, JSC letters of guarantee, questionnaires and other documents submitted to federal and territorial bodies of the Russian Ministry of Foreign Affairs, the Russian Ministry of Internal Affairs (including in the visa and registration departments), embassies, consular agencies, missions of foreign states in the Russian Federation, for the registration, recording and execution of invitations, visas and other actions related to passport and visa activities.

     4. To represent FGC UES, JSC in local government bodies in the Russian Federation, federal executive authorities and the authorities of Russian constituents, including the Federal Service for State Registration, Cadastre and Cartography and its territorial bodies, organizations (bodies) for State technical accounting and the technical inventory of capital construction projects, the Federal Agency for State Property Management and its territorial bodies, the Federal Service for Environmental, Technological and Nuclear Supervision (Rostekhnadzor) and its territorial bodies, the Federal Agency for Forestry (Roslezkhoz) and its territorial bodies, the FSBE Federal Cadastre Chamber Office for the Federal Service for State Registration, Cadastre and Cartography and its branches and in relation to foreign nationals and organizations, including (but not limited to) with regard to the following matters:

-	preparation of technical documents for real estate properties, including for the purposes of the State registration of titles to the real property of FGC UES, JSC and related transactions;

-	land use and cadastral works, including the State cadastral registration of land lots and the establishment of fenced-off areas for power grid facilities;

-	obtaining approval of boundaries for fenced-off areas of power grid facilities from Rostekhnadzor;

-	registration and acquisition of titles to land lots;

-	State registration of title (including its creation, restriction (encumbrance), transfer and termination) to real estate, including land lots;

-	State registration of transactions with real estate (including land lots), including shared construction participation agreements, rental contracts and pledge agreements;

-	State registration of the right to the restricted use of real estate properties, including: land lots (easement) in State, municipal or private ownership;

-	State registration on the termination of the right of permanent (indefinite) use of land lots;

-	making amendments in the Unified State Register of Titles to Immovable Property and Transactions therewith;

-	the receipt of title documents;

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the receipt of extracts from the Unified State Register of Titles to Immovable Property and Transactions therewith, the Unified State Register of Capital Construction Properties, the State Immovable Property Cadastral Register;

-	the receipt of information on registered rights to real estate properties, restrictions (encumbrances) on rights and inventory data.

     5. To undertaken legal acts related to the creation, exercise, change and termination of rights of FGC UES, JSC with regard to legal entities, with respect to which FGC UES, JSC acts as a founder, participant, shareholder, member, trustee, pledgee or another person within the limits established by Russian laws, including (but not limited to):

-	propose representatives of FGC UES, JSC for management and supervisory bodies, request shareholders (members, participants) general meetings on behalf of FGC UES, JSC;

-	request information and documents;

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represent FGC UES, JSC at shareholders (members, participants) general meetings, speak at these meetings on behalf of FGC UES, JSC, make proposals, vote on all items of these meetings agenda, make statements on behalf of FGC UES, JSC and sign required documents;

-	sign the questionnaires of registered persons and any documents required for opening and operating personal accounts with shareholder registers (hereinafter referred to as the register);

-	sign transfer and pledge orders and any other documents required to register personal account operations;

-	obtain statements on personal account operations, sign statement issue applications and any other documents required to acquire Register extracts;

-	obtain from and submit to the Registrar relevant documents and information;

-	sign any other documents, obtain and submit documents and information related to the representation of FGC UES, JSC in legal entities;

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exercise other rights and incur the obligations of a shareholder (participant, member, founder) provided for by the law and constituent documents and internal regulations of the legal entities in which FGC UES, JSC holds a share.

     6. Represent FGC UES, JSC in depositories, including (but not limited to):

-	sign and / or submit questionnaires, statements, commissions (including depository and initiating transactions with securities on depository accounts), requests and other documents;

-	make amendments in the details of the depository account and the depositor’s questionnaire;

-	obtain reports, extracts, notices on the results of operations with securities on depository accounts;

-	pay for services against invoices issued by the depository.

     7. Sign promissory notes of FGC UES, JSC and promissory note payment applications, to obtain and transfer for redemption promissory notes and negotiable certificates of deposit (including under agreements of purchase and sale, novation and exchange, the subject matter of which is securities) and to sign delivery and acceptance certificates to acknowledge it;

     8. Make endorsements.

     9. Based on safe deposit box rental contracts concluded by FGC UES, JSC:

-	grant the right to use the safe deposit box to another person;

-	make initial investments into safe deposit boxes;

-	receive deposited items withdrawn from safe deposit boxes and kept in the vault of an internal structural sub-division of Sberbank of Russia OJSC and other banks and lending agencies.

     10. Open (close) settlement, foreign currency and other accounts of FGC UES, JSC with banks and other lending agencies;

     11. Dispose of funds available on accounts with banks and other lending agencies, sign any payment documents of FGC UES, JSC;

     12. Sign accounting statements, tax, statistic and other reports of FGC UES, JSC. To settle accounts with budgets and extra-budgetary funds on behalf of FGC UES, JSC;

     13. Sign on behalf of FGC UES, JSC letters of instruction to open personal pension accounts and award non-State pensions to employees of FGC UES, JSC at the expense of FGC UES, JSC, except for employees, for which these matters are dealt with by the Chairman of the Management Board of FGC UES, JSC;

     14. Sign on behalf of FGC UES, JSC radio frequency applications filed with the Federal Service for Supervision in the Sphere of Telecoms, Information Technologies and Mass Communication (Roskomnadzor), including its subdivisions; with Federal State Unitary Enterprise General Radio Frequency Center (Moscow) and federal State unitary enterprises – radio frequency centers for federal districts;

     15. To undertake measures for the direct settlement of disputes related to the economic activities of FGC UES, JSC, including: administrative offence cases, to sign and lodge claims, statements, statements of claim, counter-claims, responses on claims and the statements of the defense (motions, complaints), to exercise powers of a party to a case in courts of law, arbitrage and referees courts, to submit a case to the referees court, to plead no defense, to waive claims in full or in part, to increase and decrease their scope, to change grounds for and/or the subject of the action, to enter into amicable agreements and agreements on actual circumstances, to sign applications for interim relief, provisional interim relief, applications for the enforcement of judicial acts, to appeal against a decision, a resolution, the judgment of courts with the right to sign appeals, cassations and supervisory complaints, petitions for the review of judicial acts in the exercise of supervisory powers and in light of newly discovered circumstances, to obtain, present for enforcement and withdraw enforcement documents, to appeal against the actions of the bailiffs, to sign petitions for the suspension, resumption and termination of enforcement proceedings, suspend enforcement actions, to represent FGC UES, JSC in bankruptcy matters with the right to sign applications for entering FGC UES, JSC into the register of creditors and to enjoy other rights envisaged by laws of the Russian Federation to protect the interests of FGC UES, JSC;

     16. To exercise powers of a party or witness to a case on the infringement of customs rules with Russian customs authorities, including: to undertake measures for the direct disposal of the case, to examine case records, to make extracts from it, to make copies, to file motions and objections, to give explanations, to submit evidence, arguments and considerations on the matters arising in the case, to take exceptions to arguments and the considerations of other parties to the case, to provide oral and written explanations, to sign witness interrogation protocols, to appeal a judgment on the case, to sign all required documents, to certify copies of the documents required for the settlement of matters related to the infringement of customs rules and to enjoy other rights envisaged by laws of the Russian Federation;

     17. To register and de-register vehicles of FGC UES, JSC;

     18. To issue powers of attorney to drive Federal Grid vehicles and powers of attorney to receive commodities and material valuables;

     19. In pursuance of the commissions hereunder:

-	to sign and submit required documents (letters, requests, statements, claims, notices, motions, certificates, resolutions, Minutes and extracts from documents and other instrument);

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to request and obtain all required data and documents (extracts, certificates, notices, warrants, resolutions, authorizations, licenses, license forms, certificates for the State registration of titles of FGC UES and other instruments);

-	to certify copies of documents and extracts from them and to make any and all other actions that do not run counter to laws of the Russian Federation.

     Powers granted under this power of attorney may be transferred (delegated) to third parties.
     The power of attorney has been issued for one year.

Chairman of the Management Board	/s/ O.M. Budargin	O.M. Budargin

City of Moscow,
Thirtieth of May, twenty twelve

This Power of Attorney is certified by me, Korotkova Olga Ghennadievna, temporarily appointed by the Notary Public of Moscow Baybarash Oksana Victorovna.

This Power of Attorney is issued on behalf of Open Joint Stock Company Federal Grid Company of Unified Energy System by Chairman of the Management Board Budargin Oleg Mikhailovich who signed it in my presence. Legal capacity of Open Joint Stock Company Federal Grid Company of Unified Energy System and the authority of its representative have been checked. The signatory is personally known to me and his legal capacity has been checked.

Entered in the register under No. 1D-1104.

Charge under tariff: RUR 750.00

Technical services: RUR 1200.00

Confirmed outside the notary office at: 5A, Akademika Chelomeya street, Moscow, Russia, 117630

Acting as the Notary Public
/s/ O.G. Korotkova
O.G. Korotkova